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            [LETTERHEAD OF DESMOND TOWEY & ASSOCIATES APPEARS HERE]

                              LETTER OF AGREEMENT

                       AMERICAN ARTISTS FILM CORPORATION
                          DESMOND TOWEY & ASSOCIATES

This document will outline the contractual relationship between American Artists Film Corporation (AAF) and Desmond Towey & Associates (aka Cameron Towey Neilson, Inc.) commencing June 18, 1997 through June 17, 1998. During that time period, Desmond Towey & Associates will provide shareholder relations services to American Artists Film Corporation in accordance with the attached Preliminary Investor Relations Program Outline. The fee for this service is $2,500 per month in cash plus options to acquire 100,000 shares of American Artists Film Corporation stock at $6.50 per share and exercisable per the option agreement. The cash portion of the fee is billed monthly in advance on the first day of the month and is payable within ten (10) business days. A specific stock option document will be provided within the next thirty days.

Expenses are billed on the fifteenth of the month and are immediately reimbursable. They include such items as: travel, networking, telephone. photocopying, and mailing. Special projects which might pertain to acquisition programs, defense in hostile situations or other special corporate programs, e.g., annual report, slide presentations will be billed separately as approved by American Artists Film Corporation. All expenses over $500.00 will specifically be approved by American Artists Film Corporation.

American Artists Film Corporation agrees to indemnify and hold harmless Desmond Towey & Associates from and against all losses, claims, damages, expenses, including reasonable attorneys' fees, or liabilities which it may incur as a result of the reasonable use of (1) information publicly disclosed by American Artists Film Corporation, (2) information orally given to Desmond Towey & Associates by American Artists Film Corporation with intention or understanding, which may be implied from the context, that the information will be reproduced or otherwise disseminated by Desmond Towey & Associates or
(3) written information, reports, or data furnished to Desmond Towey & Associates by American Artists Film Corporation in order for Desmond Towey & Associates to carry out the services required of it hereunder.

Desmond Towey & Associates agrees to indemnify and hold harmless American Artists Film Corporation from and against all losses, claims, damages, expenses, including reasonable attorneys' fees, or liabilities which American Artists Film Corporation may incur as a result of illegal use of information, reports or data furnished to it by American Artists Film Corporation.

AGREED AND ACCEPTED FOR:
AMERICAN ARTISTS FILM CORPORATION               DESMOND TOWEY & ASSOCIATES

/s/ Steven Brown                                 /s/ J. Desmond Towey
---------------------------------               -------------------------------
    Steven Brown                                     J. Desmond Towey
    Chairman & CEO                                   President

    6/18/97                                          6/18/97
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    Date                                             Date